Exhibit 99.2

LSI INDUSTRIES PRICES PUBLIC OFFERING OF COMMON STOCK

CINCINNATI, February 26, 2026 -- LSI Industries Inc. (Nasdaq: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, announced today that it has priced its previously announced underwritten public offering.

The Company is offering 4,600,000 shares of its common stock at a public offering price of $19.75 per share. The gross proceeds to LSI from the offering, before deducting the underwriting discounts and commissions and offering expenses, are expected to be approximately $90 million. LSI has granted the underwriters a 30-day option to purchase up to an additional 690,000 shares of its common stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on or about March 2, 2026, subject to the satisfaction of customary closing conditions. All of the shares of common stock are being offered by LSI.

LSI intends to use the net proceeds from this offering to implement its growth and acquisition strategy, including (i) payment of a portion of the purchase price for its proposed Royston Group acquisition pursuant to the Agreement and Plan of Merger, dated February 20, 2026, by and between LSI and Royston Group; (ii) repayment of borrowings under the proposed Senior Secured Credit Facility Commitment Letter, dated January 21, 2026, by and between LSI, PNC Capital Markets LLC, and PNC Bank, National Association, to be used to fund the purchase price of the Royston Group acquisition, which is expected to close in the third quarter of LSI’s 2026 fiscal year; and/or (iii) for general working capital and corporate purposes.

Oppenheimer & Co. and Craig-Hallum are acting as joint lead book-running managers for the offering. H.C. Wainwright & Co. and Texas Capital Securities are acting as co-managers for the offering.

A shelf registration statement on Form S-3 relating to the shares of common stock to be issued in the offering was filed with the Securities and Exchange Commission (“SEC”) and is effective. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering was filed with the SEC on February 25, 2026. The final prospectus supplement and the accompanying prospectus relating to the offering will be filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained, when available, from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com or Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, or by telephone at (612) 334-6300, or by email at prospectus@chlm.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC's website at http://www.sec.gov.

LSI Industries Prices Public Offering of Commons Stock

February 26, 2026

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT LSI INDUSTRIES

Headquartered in Cincinnati, LSI is a publicly held company traded over the NASDAQ Stock Exchange under the symbol LYTS. The Company manufactures advanced lighting, graphics, and display solutions across strategic vertical markets. The Company’s American-made products, which include non-residential indoor and outdoor lighting, print graphics, digital graphics, refrigerated and custom displays, help create value for customer brands and enhance the consumer experience. LSI also provides comprehensive project management services in support of large-scale product rollouts. The Company employs approximately 2,000 people at 18 manufacturing plants in the United States and Canada.

FORWARD-LOOKING STATEMENTS

This press release contains statements that, to the extent they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All such statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and this statement is included for purposes of such safe harbor provisions.

“Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our expectations regarding the offering of common stock, including the expected use of proceeds, our expectation that we will complete the offering, our operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.

These statements speak only as of the date of this press release and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements relate to, among other things, our intent, belief or current expectations with respect to the offering of common stock, the anticipated use of proceeds from the offering and other statements relating to the offering. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, certain of which are beyond our control, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation, risks related to:

●	our ability to complete the offering of common stock on favorable terms or at all;

●	reliance on key customers;

●	global economic and political conditions;

LSI Industries Prices Public Offering of Commons Stock

February 26, 2026

●	product demand and market acceptance risks;

●	competition from existing and new competitors;

●

our ability to consummate, successfully integrate, and achieve the strategic and other objectives, including any expected synergies, relating to pending acquisitions, including the acquisition of Royston Group and other recently completed acquisitions;

●	prolonged periods of inflation and our ability to mitigate the impact thereof;

●	our ability to mitigate the impacts of increased costs related to tariffs;

●	technology and cybersecurity threats and incidents;

●	our outstanding indebtedness;

●	market volatility in the debt and equity capital markets;

●	our ability to continue to pay dividends at current levels or at all;

●	our published financial guidance;

●	our expected use of proceeds from the offering; and

●

the other factors identified in our reports filed or expected to be filed with the SEC, including our Annual Report on Form 10-K for the year ended June 30, 2025 and our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2025 and December 31, 2025.

You are advised, however, to consult any further disclosures we make on related subjects in our periodic reports on Forms 10-K, 10-Q or 8-K filed with or furnished to the SEC.

INVESTOR CONTACT

Noel Ryan or Bill Seymour

LYTS@vallumadvisors.com